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                                                                     Exhibit 5.1

                          [LATHAM & WATKINS LETTERHEAD]


                                November 21, 2001

Geron Corporation
230 Constitution Drive
Menlo Park, California 94025

        Re: Registration of 579,111 shares of common stock, par value $.001 per share, of Geron Corporation, pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

        In connection with the Registration for resale of 579,111 shares of common stock, par value $.001 per share, of Geron Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being requested for resale include: (i) shares of common stock which are issuable upon conversion of the Amended and Restated Series D Debentures, dated as of November 9, 2001 (the "Amended Debentures"); and (ii) shares of common stock which are issuable upon exercise of the Amended and Restated Series D-1 Warrant and the Amended and Restated Series D-2 Warrant, each dated November 9, 2001 (collectively, the "Warrants").

        We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of al documents submitted to us as copies.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

        Subject to the foregoing, it is our opinion that the shares of common stock issuable upon exercise of the Warrants and conversion of the Amended Debentures are duly authorized, and, assuming that the full consideration for each share issuable upon exercise of the Warrants is received by the Company in accordance with the terms of the Warrants and assuming conversion of the Amended Debentures in accordance with their terms, the shares of common stock issuable upon exercise of the Warrants and upon conversion of the Amended

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Debentures, when issued, will be validly issued, fully paid and nonassessable securities of the Company.

        This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without our prior written consent.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                                   Very truly yours,


                                                   /s/ LATHAM & WATKINS


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